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PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED NOVEMBER 4, 1999                  REGISTRATION NO. 333-84221

                                  $350,000,000

                              SANMINA CORPORATION
                4  1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                           AND SHARES OF COMMON STOCK

     This prospectus supplement relates to the resale by the selling securityholders of 4 1/4% convertible subordinated notes due 2004 of Sanmina Corporation and the shares of common stock, par value of $0.01 per share, of Sanmina Corporation issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with the prospectus dated November 4, 1999, and the prospectus supplements dated November 15, 1999, December 2, 1999, December 16, 1999 and January 14, 2000, which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                 PRINCIPAL AMOUNT                   NUMBER OF
                                                  AT MATURITY OF                    SHARES OF
                                                NOTES BENEFICIALLY   PERCENTAGE    COMMON STOCK   PERCENTAGE OF
                                                  OWNED THAT MAY      OF NOTES     THAT MAY BE     COMMON STOCK
                     NAME                            BE SOLD         OUTSTANDING     SOLD(1)      OUTSTANDING(2)
                     ----                       ------------------   -----------   ------------   --------------
Any other holder of Notes or future
  transferee, pledgee, donee or successor of
  any holder(3)(4)............................      15,170,000           4.3         171,087            *
Arpeggio Fund, LP.............................         800,000             *           9,022            *
Dryfus Aggressive Growth Fund.................         174,000             *           1,962            *
Dryfus Founders Mid-Cap Growth Fund...........       1,117,000             *          12,597            *
Dryfus Premier Aggressive Growth Fund.........         709,000             *           7,996            *
Gryphon Domestic III, LLC.....................       3,800,000           1.1          42,856            *
Investcorp SAM Fund Limited...................       7,000,000           2.0          78,946            *
Rhapsody Fund, LP.............................       1,000,000             *          11,278            *
STI Capital Management........................          27,000             *             304            *
The TCW Group, Inc............................      17,650,000           5.0         199,057            *

---------------
 *  Less than 1%

(1) Assumes conversion of all of the holder's notes at a conversion price of $88.668 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes -- Right of Conversion." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 59,110,642 shares of common stock outstanding as of January 31, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(3) Information about other selling security holders will be set forth in additional prospectus supplements, if required.

(4) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
 SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

          The date of this Prospectus Supplement is February 2, 2000.